Exhibit 99.1

FOR IMMEDIATE RELEASE

Middlesex Water Company Declares Quarterly Cash Dividend,

Announces Virtual Annual Meeting

ISELIN, N.J., April 23, 2021 -- Middlesex Water Company (NASDAQ:MSEX) announced today that its Board of Directors has declared a cash dividend of $0.2725 per share on its common stock payable on June 1, 2021 to holders of record as of May 14, 2021. Middlesex Water has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend rate for 48 consecutive years.

The Company began mailing its Annual Meeting materials on April 12, 2021. Due to health concerns surrounding COVID-19 and to support the health and well-being of participants, Middlesex Water Company’s Annual Meeting of Shareholders will be held on May 25, 2021 at 11:00 a.m. EDT via webcast only. Shareholders will be able to participate in the Annual Meeting by visiting http://www.virtualshareholdermeeting.com/MSEX2021 and entering the 16-digit control number found on their proxy card, voting instruction form or other materials. Shareholders are reminded to vote their shares whether they intend to participate in the virtual meeting or not. Shareholders may vote their shares in advance of the meeting by one of the methods described in Middlesex Water’s proxy materials.

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services, primarily in New Jersey and Delaware, through various subsidiary companies. To learn more about Middlesex Water, including information about its Investment Plan, visit the Investor Relations section at https://www.middlesexwater.com/.

ABOUT MIDDLESEX WATER COMPANY

Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware.  Named a 2020 Top Workplace in New Jersey, Middlesex is focused on meeting the needs of our employees, customers, and shareholders.  We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more about Middlesex Water, visit https://www.middlesexwater.com Please follow us on Facebook, Twitter and LinkedIn.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com